Exhibit 10.2
CONTRIBUTION, CONVEYANCE AND ASSUMPTION AGREEMENT
BY AND AMONG
WILLIAMS ENERGY SERVICES, LLC,
WILLIAMS FIELD SERVICES COMPANY, LLC,
WILLIAMS FIELD SERVICES GROUP, LLC,
WILLIAMS PARTNERS GP LLC,
WILLIAMS PARTNERS L.P.
AND
WILLIAMS PARTNERS OPERATING LLC
DECEMBER 11, 2007

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CONTRIBUTION, CONVEYANCE AND ASSUMPTION AGREEMENT
     THIS CONTRIBUTION, CONVEYANCE AND ASSUMPTION AGREEMENT (this “Agreement”) dated December 11, 2007, to be effective on December 1, 2007, is made and entered into by and among Williams Energy Services, LLC, a Delaware limited liability company (“WES”), Williams Field Services Company, LLC, a Delaware limited liability company (“WFS Company”), Williams Field Services Group, LLC, a Delaware limited liability company (“WFS Group”), Williams Partners GP LLC, a Delaware limited liability company (the “General Partner” and, together with WES, WFS Company and WFS Group, the “Transferor Parties”), Williams Partners L.P., a Delaware limited partnership (the “Partnership”), and Williams Partners Operating LLC, a Delaware limited liability company and wholly-owned subsidiary of the Partnership (the “Operating Company”). The above-named entities are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties.” Certain capitalized terms used are defined in Article I hereof.
RECITALS
     WHEREAS, the Transferor Parties desire to transfer a 100% Class A limited liability company membership interest and 20 Class C Units (collectively, the “Subject Interest”) in Wamsutter LLC, a Delaware limited liability company (“Wamsutter LLC”), to the Partnership pursuant to the terms of the Purchase Agreement (as defined below) and this Agreement, and the Partnership desires to transfer the Subject Interest to the Operating Company pursuant to this Agreement and the Operating Company desires to accept all of the Subject Interest in accordance with the terms of the Purchase Agreement and this Agreement;
     WHEREAS, in order to accomplish the objectives and purposes in the preceding recital, and to effect the intent of the Parties in connection with the consummation of the transactions contemplated hereby, the following actions have been taken prior to the date hereof:
1.	WFS Company formed Wamsutter LLC pursuant to the Delaware Limited Liability Company Act (the “Delaware LLC Act”) in exchange for all of its membership interests (the “Membership Interests”).

2.	Wamsutter LLC acquired certain rights-of-way and permits related to the ownership and operation of the Wamsutter Assets.

3.	WES, WFS Group, WFS Company, the General Partner, the Partnership and the Operating Company entered into that certain Purchase and Sale Agreement (the “Purchase Agreement”) dated November 30, 2007 pursuant to which the Partnership will acquire the Subject Interests from the Sellers for aggregate consideration of $750 million (the “Aggregate Consideration”) of which $749 million is for the Class A limited liability company interest and $1.0 million is for the 20 Class C Units.
     WHEREAS, concurrently with the consummation of the transactions contemplated hereby, each of the following shall occur:

1.	WFS Company shall contribute the Wamsutter Assets (as defined below) to Wamsutter LLC in return for 100% of the Class A and 100% of the Class B limited liability company membership interests and 40 Class C Units of Wamsutter LLC, and the original Membership Interests shall be cancelled.

2.	WFS Company and the Operating Company shall enter into the amended and restated Wamsutter LLC Agreement.

3.	WFS Company shall transfer the Subject Interest to WFS Group.

4.	WFS Group shall transfer the Subject Interest to WES.

5.	WES shall transfer the Subject Interest to the General Partner as a contribution to the capital of the General Partner.

6.	The public, through the underwriters of the Underwritten Public Offering (as defined below), shall contribute cash to the Partnership in exchange for 9,250,000 Common Units (the “Public Units”). The cash contribution of the net proceeds of such Underwritten Public Offering (approximately $335.2 million net of the underwriters’ discounts and commissions) (the “Equity Proceeds”) shall be deposited into a bank account maintained solely by the Partnership (the “Partnership Bank Account”).

7.	The Partnership shall borrow $250 million pursuant to the New Credit Facility (the “Debt Proceeds”), which shall be deposited into the Partnership Bank Account.

8.	The General Partner shall transfer the Subject Interest to the Partnership as a contribution to the capital of the Partnership.

9.	As consideration for the transfer of the Subject Interest by the General Partner to the Partnership, the Partnership shall (i) distribute $333.3 million (approximately $346.3 million net of the General Partner’s capital contribution related to the Underwritten Public Offering and the Private Equity Placement) in cash to the General Partner (the “Cash Consideration”), (ii) issue 4,163,527 Common Units (the “Equity Consideration”) to the General Partner (the “Private Equity Placement”) and (iii) increase the capital account of the General Partner by an amount equal to 2/98ths of the product of the gross underwritten price per unit times the aggregate number of Common Units issued in the Underwritten Public Offering and pursuant to the Private Equity Placement (the “Additional GP Interest”) and issue a proportionate number of General Partner Units to the General Partner. The Cash Consideration shall be paid to the General Partner from the Equity Proceeds and the Debt Proceeds in the Partnership Bank Account.

10.	Except as provided in the Purchase Agreement, the Partnership shall pay its transaction expenses associated with the transactions contemplated by this Agreement (exclusive of the underwriters’ discounts and commissions), and the

Transferor Parties shall pay their transaction expenses associated with the transactions contemplated by this Agreement.

11.	The General Partnership shall distribute the Cash Consideration to the General Partner.

12.	The Partnership shall contribute the Subject Interest to the Operating Company as a contribution to the capital of the Operating Company.

13.	If the underwriters’ over-allotment option (the “Shoe”) for up to 1,387,500 Common Units is exercised in the Underwritten Public Offering, the General Partner shall contribute an amount equal to 2/98ths of the gross Shoe proceeds to the Partnership as a contribution to the capital of the Partnership.
     NOW THEREFORE, in consideration of their mutual undertakings and agreements set forth herein and in the Purchase Agreement, the Parties undertake and agree as follows:
ARTICLE I
DEFINITIONS; RECORDATION
     1.1 Definitions. The following capitalized terms have the meanings given below.
     “Additional GP Interest” has the meaning assigned to such term in the recitals.
     “Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.
     “Aggregate Consideration” has the meaning assigned to such term in the recitals.
     “Agreement” has the meaning assigned to such term in the first paragraph of this Agreement.
     “Assignment Agreement” means the Assignment, Conveyance and Bill of Sale, dated effective December 1, 2007, between WFS Company and Wamsutter LLC.
     “Cash Consideration” has the meaning assigned to such term in the recitals.
     “Common Units” has the meaning assigned to such term in the Partnership Agreement.
     “Debt Proceeds” has the meaning assigned to such term in the recitals.
     “Delaware LLC Act” has the meaning assigned to such term in the recitals.
     “Equity Consideration” has the meaning assigned to such term in the recitals.
     “Equity Proceeds” has the meaning assigned to such term in the recitals.

     “General Partner” has the meaning assigned to such term in the first paragraph of this Agreement.
     “General Partner Units” has the meaning assigned to such term in the Partnership Agreement.
     “Laws” means any and all laws, statutes, ordinances, rules or regulations promulgated by a governmental authority, orders of a governmental authority, judicial decisions, decisions of arbitrators or determinations of any governmental authority or court.
     “LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of Wamsutter LLC, dated December 1, 2007.
     “New Credit Facility” means the $450 million Credit Agreement between the Partnership, Citibank, N.A., as administrative agent, Citigroup Global Markets Inc. and Scotia Capital, as Joint Lead Arrangers and Joint Book Managers, The Bank of Nova Scotia, as Syndication Agent and the Lenders listed in Schedule 2.01 attached thereto (the “Lenders”), dated December 11, 2007, comprised of a $200 million revolving credit facility and a $250 million term loan.
     “Operating Company” has the meaning assigned to such term in the first paragraph of this Agreement.
     “Partnership” has the meaning assigned to such term in the first paragraph of this Agreement.
     “Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership, dated as of August 23, 2005, of the Partnership, as amended from time to time.
     “Partnership Bank Account” has the meaning assigned to such term in the recitals.
     “Party” and “Parties” have the meanings assigned to such terms in the first paragraph of this Agreement.
     “Private Equity Placement” has the meaning assigned to such term in the recitals.
     “Public Units” has the meaning assigned to such term in the recitals.
     “Purchase Agreement” has the meaning assigned to such term in the recitals.
     “Registration Statement” means the registration statement on Form S-3 (File No. 333-137562) filed by the Partnership relating to the Underwritten Public Offering.
     “Subject Interest” has the meaning assigned to such term in the recitals.
     “Transferor Parties” has the meaning assigned to such term in the first paragraph of this Agreement.

     “Underwritten Public Offering” means the public offering of 9,250,000 Common Units by the Partnership to the public pursuant to an underwriting agreement, dated December 5, 2007, among the Partnership, the General Partner, the Operating Company and the underwriters named therein.
     “Wamsutter LLC” has the meaning assigned to such term in the recitals.
     “Wamsutter Assets” has the meaning assigned to such term in the Assignment Agreement.
     “WES” has the meaning assigned to such term in the first paragraph of this Agreement.
     “WFS Company” has the meaning assigned to such term in the first paragraph of this Agreement.
     “WFS Group” has the meaning assigned to such term in the first paragraph of this Agreement.
ARTICLE II
CONCURRENT TRANSACTIONS
     2.1 Contribution by WFS Company of the Wamsutter Assets to Wamsutter LLC. WFS Company hereby grants, contributes, transfers, assigns and conveys to Wamsutter LLC, its successors and assigns, for its and their own use forever, the Wamsutter Assets in return for 100% of the Class A and 100% of the Class B limited liability company membership interests and 40 Class C Units of Wamsutter LLC, and Wamsutter LLC hereby accepts the contribution of the Wamsutter Assets from WFS Company.
     TO HAVE AND TO HOLD the Wamsutter Assets unto Wamsutter LLC, its successors and assigns, together with all and singular the rights and appurtenances thereto in anywise belonging.
     2.2 Distribution by WFS Company of the Subject Interest to WFS Group. WFS Company hereby grants, distributes, transfers, assigns and conveys to WFS Group, its successors and assigns, for its and their own use forever, the Subject Interest and WFS Group hereby accepts the distribution of the Subject Interest from WFS Company.
     TO HAVE AND TO HOLD the Subject Interest unto WFS Group, its successors and assigns, together with all and singular the rights and appurtenances thereto in anywise belonging, subject, however, to the terms and conditions stated in this Agreement, forever.
     2.3 Distribution by WFS Group of the Subject Interest to WES. WFS Group hereby grants, distributes, transfers, assigns and conveys to WES, its successors and assigns, for its and their own use forever, the Subject Interest and WES hereby accepts the distribution of the Subject Interest from WFS Group.

     TO HAVE AND TO HOLD the Subject Interest unto WES, its successors and assigns, together with all and singular the rights and appurtenances thereto in anywise belonging, subject, however, to the terms and conditions stated in this Agreement, forever.
     2.4 Contribution by WES of the Subject Interest to the General Partner. WES hereby grants, contributes, transfers, assigns and conveys to the General Partner, its successors and assigns, for its and their own use forever, the Subject Interest and the General Partner hereby accepts the Subject Interest from WES, as a contribution by WES to the capital of the General Partner.
     TO HAVE AND TO HOLD the Subject Interest unto the General Partner, its successors and assigns, together with all and singular the rights and appurtenances thereto in anywise belonging, subject, however, to the terms and conditions stated in this Agreement, forever.
     2.5 Contribution by the General Partner of the Subject Interest to the Partnership. The General Partner hereby grants, contributes, transfers, assigns and conveys to the Partnership, its successors and assigns, for its and their own use forever, the Subject Interest, and the Partnership hereby accepts the Subject Interest from the General Partner, as a contribution by the General Partner to the capital of the Partnership.
     TO HAVE AND TO HOLD the Subject Interest unto the Partnership, its successors and assigns, together with all and singular the rights and appurtenances thereto in anywise belonging, subject, however, to the terms and conditions stated in this Agreement and the Purchase Agreement, forever.
     2.6 Distribution of the Cash and Equity Consideration. The Parties acknowledge that the Partnership has distributed to the General Partner the Cash Consideration and the Equity Consideration. The Cash Consideration has been paid from the Equity Proceeds and the Debt Proceeds. The Cash Consideration is net of the amount of the Additional GP Interest that the General Partner would otherwise have contributed to the Partnership in order to maintain its percentage interest in the Partnership in connection with the issuance of additional Common Units in the Underwritten Public Offering and the Private Equity Placement. The General Partner hereby acknowledges receipt of the Cash Consideration and the Equity Consideration.
     2.7 Increase in Capital Account of the General Partner. The Parties acknowledge that the capital account of the General Partner has been increased by an amount equal to the amount of the Additional GP Interest.
     2.8 Issuance of General Partner Units. The Parties acknowledge that the Partnership has issued 273,745 General Partner Units (which number of units is equal to 2/98ths of the number of Common Units issued in the Underwritten Public Offering and the Private Equity Placement) to the General Partner. The General Partner acknowledges the receipt of such General Partner Units.
     2.9 Contribution by the Partnership of the Subject Interest to the Operating Company. The Partnership hereby grants, contributes, transfers, assigns and conveys to the Operating Company, its successors and assigns, for its and their own use forever, the Subject

Interest, and the Operating Company hereby accepts the Subject Interest from the Partnership as a contribution by the Partnership to the capital of the Operating Company.
     TO HAVE AND TO HOLD the Subject Interest unto the Operating Company, its successors and assigns, together with all and singular the rights and appurtenances thereto in anywise belonging, subject, however, to the terms and conditions stated in this Agreement, forever.
ARTICLE III
INTENTIONALLY OMITTED
ARTICLE IV
FURTHER ASSURANCES
     4.1 Further Assurances. From time to time after the date hereof, and without any further consideration, the Parties agree to execute, acknowledge and deliver all such additional deeds, assignments, bills of sale, conveyances, instruments, notices, releases, acquittances and other documents, and will do all such other acts and things, all in accordance with applicable law, as may be necessary or appropriate (a) more fully to assure that the applicable Parties own all of the properties, rights, titles, interests, estates, remedies, powers and privileges granted by this Agreement, or which are intended to be so granted, (b) more fully and effectively to vest in the applicable Parties and their respective successors and assigns beneficial and record title to the interests contributed and assigned by this Agreement or intended so to be and (c) to more fully and effectively carry out the purposes and intent of this Agreement.
     4.2 Other Assurances. From time to time after the date hereof, and without any further consideration, each of the Parties shall execute, acknowledge and deliver all such additional instruments, notices and other documents, and will do all such other acts and things, all in accordance with applicable law, as may be necessary or appropriate to more fully and effectively carry out the purposes and intent of this Agreement. It is the express intent of the Parties that the Operating Company or its subsidiaries own the Subject Interest that is identified in this Agreement and in the Registration Statement.
ARTICLE V
MISCELLANEOUS
     5.1 Costs. The Operating Company shall pay all sales, use and similar taxes arising out of the contributions, conveyances and deliveries to be made hereunder, and shall pay all documentary, filing, recording, transfer, deed and conveyance taxes and fees required in connection therewith.
     5.2 Headings; References; Interpretation. All Article and Section headings in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any of the provisions hereof. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All references herein to Articles and Sections shall, unless the context requires a different construction, be deemed to be references to the Articles and Sections of this Agreement, respectively. All personal pronouns used in this

Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders, and the singular shall include the plural and vice versa. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation,” “but not limited to,” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter.
     5.3 Successors and Assigns. The Agreement shall be binding upon and inure to the benefit of the parties signatory hereto and their respective successors and assigns.
     5.4 No Third Party Rights. The provisions of this Agreement are intended to bind the parties signatory hereto as to each other and are not intended to and do not create rights in any other person or confer upon any other person any benefits, rights or remedies and no person is or is intended to be a third party beneficiary of any of the provisions of this Agreement.
     5.5 Counterparts. This Agreement may be executed in any number of counterparts, all of which together shall constitute one agreement binding on the parties hereto.
     5.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York applicable to contracts made and to be performed wholly within such state without giving effect to conflict of law principles thereof, except to the extent that it is mandatory that the Law of some other jurisdiction, wherein the interests are located, shall apply.
     5.7 Assignment of Agreement. Neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned by any Party without the prior written consent of each of the Parties. Except as provided herein, nothing in this Agreement is intended to or shall confer upon any person other than the Parties, and their respective successors and permitted assigns, any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement. Notwithstanding anything in this Agreement to the contrary, the General Partner shall have the right, by written notice to the Parties hereto, to assign its rights to receive the Cash Consideration and the General Partner Units hereunder to any of its Affiliates.
     5.8 Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of all the Parties hereto and affected thereby.
     5.9 Director and Officer Liability. Except to the extent that they are a party hereto, the directors, managers, officers, partners, members and securityholders of the Parties and their respective Affiliates shall not have any personal liability or obligation arising under this Agreement (including any claims that another party may assert).

     5.10 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced under applicable Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated herein are consummated as originally contemplated to the fullest extent possible.
     5.11 Integration. This Agreement and the instruments referenced herein supersede any and all previous understandings or agreements among the Parties, whether oral or written, with respect to their subject matter. This Agreement and such instruments contain the entire understanding of the Parties with respect to the subject matter hereof and thereof. No understanding, representation, promise or agreement, whether oral or written, is intended to be or shall be included in or form part of this Agreement or any such instrument unless it is contained in a written amendment hereto or thereto and executed by the Parties hereto or thereto after the date of this Agreement or such instrument.
     5.12 Effect of Amendment. The Parties ratify and confirm that except as otherwise expressly provided herein, in the event this Agreement conflicts in any way with any instrument of conveyance covering the Subject Interest (other than the Purchase and Sale Agreement), the terms and provisions of this Agreement shall control.
[The Remainder of this Page is Intentionally Blank]

     IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto on the date first above written.

WILLIAMS ENERGY SERVICES, LLC
By:	/s/ Alan S. Armstrong
Alan S. Armstrong
Senior Vice President

WILLIAMS FIELD SERVICES COMPANY, LLC
By:	/s/ Alan S. Armstrong
Alan S. Armstrong
Chairman and Senior Vice President

WILLIAMS FIELD SERVICES GROUP, LLC
By:	/s/ Alan S. Armstrong
Alan S. Armstrong
Chairman and Senior Vice President

WILLIAMS PARTNERS GP LLC
By:	/s/ Donald R. Chappel
Donald R. Chappel
Chief Financial Officer

WILLIAMS PARTNERS L.P.
By:	WILLIAMS PARTNERS GP LLC, its General Partner

By:	/s/ Donald R. Chappel
Donald R. Chappel
Chief Financial Officer

Signature Page to Contribution, Conveyance and Assumption Agreement

WILLIAMS PARTNERS OPERATING LLC
By:	WILLIAMS PARTNERS L.P., its managing member

By:	WILLIAMS PARTNERS GP LLC, its General Partner

By:	/s/ Donald R. Chappel
Donald R. Chappel
Chief Financial Officer

Signature Page to Contribution, Conveyance and Assumption Agreement